Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, April 30, 2012 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2012.

Net sales for the first quarter of 2012 were $75 million, an increase of 16% from 2011 sales of $65 million. Operating earnings for the first quarter were $5.8 million, compared to $4.8 million in 2011. Net earnings attributable to the Company were $3.9 million in 2012, compared to $3.4 million in 2011. Diluted earnings per share increased to $0.35 per share in 2012, up from $0.30 per share in the first quarter of 2011.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $56.6 million for the first quarter of 2012, compared to $48.1 million in 2011. Wholesale product sales were $55.9 million in the first quarter of 2012, up from $47.5 million in 2011. The increase in wholesale sales was partly due to the acquisition of the Combs Company ("Bogs") on March 2, 2011. Accordingly, the Company's first quarter 2012 results included Bogs' operations from January 1 through March 31, 2012, while 2011 only included Bogs' operations from March 2 through March 31, 2011. Bogs' sales were $5.8 million in the first quarter of 2012, compared to $2.2 million in 2011. The remaining increase in wholesale sales was primarily due to higher sales volumes of the Stacy Adams and Nunn Bush brands across several trade channels. Wholesale sales of Stacy Adams and Nunn Bush were up 17% and 13%, respectively, while net sales of the Florsheim brand were down 2% for the quarter. Licensing revenues were $725,000 in the first quarter of 2012 and $596,000 in 2011. Operating earnings for the segment were $4.5 million in the first quarter of 2012, compared to $3.6 million in 2011.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores in the United States and its Internet business, were $5.7 million in the first quarter of 2012, compared with $5.6 million in 2011, an increase of 1%. Same store sales were up 14% for the quarter. There were 7 fewer domestic retail stores at the end of the first quarter of 2012 compared to 2011. Operating earnings for the segment improved for the quarter due to higher same store sales, slightly higher gross margins and the closure of underperforming stores.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $13.0 million in the first quarter of 2012, compared to $11.4 million in 2011. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales were up 17%. In local currency, net sales of Florsheim Australia were up 12%. Collectively, the operating earnings of the Company's other businesses in the first quarter of 2012 were up $140,000 as compared to 2011.

"We are very pleased with our first quarter results," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group, Inc. "While having the full first quarter of Bogs sales this year added to our sales volumes, our Stacy Adams and Nunn Bush brands also contributed to our overall sales increases, with each posting double-digit sales gains with higher volumes across several distribution channels."

The Company's Board of Directors declared a cash dividend on April 27, 2012 of $0.17 per share to all shareholders of record on June 1, 2012, payable July 2, 2012. This represents an increase of 6% above the previous quarterly dividend rate of $0.16.

Weyco Group will host a conference call on May 1, 2012 at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call please dial 888-680-0869 or 617-213-4854, referencing passcode 73970524, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 21270523. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per share amounts)

Net sales	$ 75,314	$ 65,146
Cost of sales	47,283	40,321
Gross earnings	28,031	24,825

Selling and administrative expenses	22,198	20,016
Earnings from operations	5,833	4,809

Interest income	483	590
Interest expense	(129)	(90)
Other income and expense, net	58	56

Earnings before provision for income taxes	6,245	5,365

Provision for income taxes	2,190	1,863

Net earnings	4,055	3,502

Net earnings attributable to noncontrolling interest	186	130

Net earnings attributable to Weyco Group, Inc.	$ 3,869	$ 3,372

Weighted average shares outstanding
Basic	10,888	11,322
Diluted	11,028	11,366

Earnings per share
Basic	$ 0.36	$ 0.30
Diluted	$ 0.35	$ 0.30

Cash dividends per share	$ 0.16	$ 0.16

Comprehensive income	$ 4,890	$ 4,002

Comprehensive income attributable to noncontrolling interest	645	190

Comprehensive income attributable to Weyco Group, Inc.	$ 4,245	$ 3,812

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2012	2011
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 10,543	$ 10,329
Marketable securities, at amortized cost	6,538	4,745
Accounts receivable, net	54,104	43,636
Accrued income tax receivable	-	816
Inventories	51,338	62,689
Deferred income tax benefits	91	395
Prepaid expenses and other current assets	5,210	5,613
Total current assets	127,824	128,223

Marketable securities, at amortized cost	44,590	46,839
Deferred income tax benefits	3,991	3,428
Property, plant and equipment, net	31,260	31,077
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	18,234	18,081
Total assets	$ 271,759	$ 273,508

LIABILITIES AND EQUITY:
Short-term borrowings	$ 39,000	$ 37,000
Accounts payable	5,926	12,936
Dividend payable	1,742	1,742
Accrued liabilities	15,066	13,217
Accrued income taxes	1,417	-
Total current liabilities	63,151	64,895

Long-term pension liability	26,772	26,344
Other long-term liabilities	6,979	10,879

Common stock	10,925	10,922
Capital in excess of par value	22,671	22,222
Reinvested earnings	148,260	146,266
Accumulated other comprehensive loss	(13,043)	(13,419)
Total Weyco Group, Inc. equity	168,813	165,991
Noncontrolling interest	6,044	5,399
Total equity	174,857	171,390
Total liabilities and equity	$ 271,759	$ 273,508

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 4,055	$ 3,502
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	800	657
Amortization	94	46
Bad debt expense	78	26
Deferred income taxes	(442)	(61)
Net gain on remeasurement of contingent consideration	(518)	-
Net foreign currency transaction gains	(51)	(47)
Stock-based compensation	299	268
Pension expense	989	737
Net gains on disposal of assets	(3)	(13)
Increase in cash surrender value of life insurance	(135)	(141)
Changes in operating assets and liabilities, net of effects from acquisitions -
Accounts receivable	(10,554)	(5,895)
Inventories	11,351	7,884
Prepaids and other assets	315	405
Accounts payable	(7,021)	(3,938)
Accrued liabilities and other	(1,155)	(1,629)
Accrued income taxes	2,233	957
Net cash provided by operating activities	335	2,758

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	-	(27,023)
Purchase of marketable securities	-	(16)
Proceeds from maturities of marketable securities	431	1,658
Proceeds from the sale of assets	-	13
Purchase of property, plant and equipment	(891)	(654)
Net cash used for investing activities	(460)	(26,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(1,748)	(1,817)
Shares purchased and retired	(133)	(305)
Proceeds from stock options exercised	136	172
Repayment of debt assumed in acquisition	-	(3,814)
Net borrowings of commercial paper	-	17,045
Proceeds from bank borrowings	2,000	15,000
Repayments of bank borrowings	-	(3,000)
Income tax benefits from stock-based compensation	22	5
Net cash provided by financing activities	277	23,286

Effect of exchange rate changes on cash and cash equivalents	62	22

Net increase in cash and cash equivalents	$ 214	$ 44

CASH AND CASH EQUIVALENTS at beginning of period	10,329	7,150

CASH AND CASH EQUIVALENTS at end of period	$10,543	$ 7,194

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 419	$ 1,073
Interest paid	$ 103	$ 74

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, +1-414-908-1880